                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.  2 )*
                                             -----

                     Philadelphia Consolidated Holding Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                  Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)


                                    717528103
                  ---------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

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------------------------------                      --------------------------
  CUSIP No. 717528103                   13G             Page 2 of 10 Pages
            ---------
------------------------------                      --------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Liberty Wanger Asset Management, L.P.
      36-3820584
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             871,800
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          871,800
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      871,800
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                              [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA
------------------------------------------------------------------------------
                     * SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                      --------------------------
  CUSIP No. 717528103                   13G             Page 3 of 10 Pages
            ---------
------------------------------                      --------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WAM Acquisition GP, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             871,800
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          871,800
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      871,800
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     * SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------                      --------------------------
  CUSIP No. 717528103                   13G             Page 4 of 10 Pages
            ---------
------------------------------                      --------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Liberty Acorn Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             706,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          706,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      706,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                               [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV
------------------------------------------------------------------------------

Item 1(a)            Name of Issuer:

                           Philadelphia Consolidated Holding Corp.

Item 1(b)            Address of Issuer's Principal Executive Offices:


                           One Bala Plaza, Suite 100
                           Bala Cynwyd, PA 19004


Item 2(a)            Name of Person Filing:

                           Liberty Wanger Asset Management, L.P. ("WAM")
                           WAM Acquisition GP, Inc., the general partner of WAM
                            ("WAM GP")
                           Liberty Acorn Trust ("Acorn")


Item 2(b)            Address of Principal Business Office:

                           WAM, WAM GP and Acorn are all located at:

                           227 West Monroe Street, Suite 3000
                           Chicago, Illinois  60606


Item 2(c)            Citizenship:

                           WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)            Title of Class of Securities:

                           Common Stock

Item 2(e)            CUSIP Number:

                           717528103

Item 3               Type of Person:

                           (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                           (e)     WAM is an Investment Adviser
                                   registered under section 203 of the
                                   Investment Advisers Act of 1940; WAM
                                   GP is the General Partner of the
                                   Investment Adviser.

                               Page 5 of 10 Pages

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Item 4          Ownership (at December 31, 2001):

                      (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                              871,800

                      (b)     Percent of class:

                              4.9% (based on 17,891,648 shares outstanding as of October 29, 2001)

                      (c)     Number of shares as to which such person has:

                                 (i)    sole power to vote or to direct the
                                        vote: none
                                 (ii)   shared power to vote or to direct the
                                        vote: 871,800
                                 (iii) sole power to dispose or to direct the disposition of: none
                                 (iv)   shared power to dispose or to direct
                                        disposition of: 871,800


Item 5          Ownership of Five Percent or Less of a Class:

                      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                      Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                      Not Applicable

Item 8          Identification and Classification of Members of the Group:

                      Not Applicable

Item 9          Notice of Dissolution of Group:

                      Not Applicable

                               Page 6 of 10 Pages

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Item 10                 Certification:

                                 By signing below I certify that, to the best
                        of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages

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                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2002


                      The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                    WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET
                                     MANAGEMENT, L.P.



                                    By: /s/ Bruce H. Lauer
                                        ---------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary

                      The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    LIBERTY ACORN TRUST



                                    By: /s/ Bruce H. Lauer
                                        ---------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Secretary

                               Page 8 of 10 Pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 11, 2002 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust

                               Page 9 of 10 Pages

                                                                     EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                      Dated:  February 11, 2002


                                    WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET
                                     MANAGEMENT, L.P.



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                    LIBERTY ACORN TRUST



                                    By:  /s/ Bruce H. Lauer
                                         --------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 10 of 10 Pages